EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-201310) of RadNet, Inc.,
(2)	Registration Statements (Form S-8 Nos. 333-176324 and 333-160100) pertaining to the 2006 Equity Incentive Plan, and
(3)	Registration Statements (Form S-8 Nos. 333-61876, 333-143652, 333-153228) pertaining to the 2006 Equity Incentive Plan, 2000 Long-Term Incentive Plan and certain warrants;

of our reports dated March 16, 2015, with respect to the consolidated financial statements and schedule of RadNet, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of RadNet, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31,2014.

                                                   /s/Ernst & Young LLP

Los Angeles, California

March 16, 2015